Exhibit 10.32

AMENDMENT NO. 1 TO THE

NORTHERN SWAN HOLDINGS, INC.

2018 OMNIBUS INCENTIVE COMPENSATION PLAN

Northern Swan Holdings, Inc., a corporation incorporated under the laws of the province of British Columbia (the “Company”), adopted the 2018 Omnibus Incentive Compensation Plan (the “Plan”) on January 12, 2018. Unless otherwise defined herein, all capitalized terms shall have the meaning set forth in the Plan.

Effective August 7, 2018, Section 4.2(b) of the Plan shall be amended and restated in its entirety to read as follows:

(b) Merger, Consolidation or Similar Corporate Transaction. In the event of a merger or consolidation of the Company with or into another corporation or a sale of substantially all of the stock of the Company (a “Corporate Transaction”), unless an outstanding Award is assumed by the Surviving Company or replaced with an equivalent Award granted by the Surviving Company in substitution for such outstanding Award, all outstanding Awards that are not vested and nonforfeitable as of the consummation of such Corporate Transaction shall become fully vested and exercisable and the Committee may either (i) allow all Grantees to exercise such Awards of Options and SARs within a reasonable period prior to the consummation of the Corporate Transaction and cancel any outstanding Options or SARs that remain unexercised upon consummation of the Corporate Transaction, or (ii) cancel any or all of such outstanding Awards in exchange for a payment (in cash, or in securities or other property) in an amount equal to the amount that the Grantee would have received (net of the Exercise Price with respect to any Options or SARs) if such Awards were settled or distributed or such Options and SARs were exercised immediately prior to the consummation of the Corporate Transaction. Notwithstanding the foregoing, if an Option or SAR is not assumed by the Surviving Company or replaced with an equivalent Award issued by the Surviving Company and the Exercise Price with respect to any outstanding Option or SAR exceeds the Fair Market Value of the Shares immediately prior to the consummation of the Corporation Transaction, such Awards shall be cancelled without any payment to the Grantee.

Except as expressly amended hereby, the Plan shall remain unchanged and in full force and effect and is hereby ratified and confirmed.

Adopted by the Company’s Board of Directors:               August 7, 2018